EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of The Gap, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note B), and management’s report on the effectiveness of internal control over financial reporting dated March 25, 2005, appearing in the Annual Report on Form 10-K of The Gap, Inc. for the year ended January 29, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 28, 2005